SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2009

WATTS WATER TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845
(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Watts Water Technologies, Inc. (the “Registrant”) and Kennett F. Burnes entered into an indemnification agreement dated as of February 9, 2009 in connection with his election as a director of the Registrant.

The indemnification agreement entered into between the Registrant and Mr. Burnes is the Registrant’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008.  The indemnification agreement provides indemnity, including the advancement of expenses, to the directors and certain officers of the Registrant against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 2.02.   Results of Operations and Financial Condition.

On February 10, 2009, the Registrant announced its financial results for the fiscal quarter and year ended December 31, 2008.  The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.05.   Costs Associated with Exit or Disposal Activities

On February 10, 2009, the Board of Directors approved an expansion of its previously announced program to consolidate the Registrant’s manufacturing footprint in North America and China.  The plan provides for the closure of three plants, with those operations being moved to existing facilities in either North America or China or relocation to a new central facility in the United States.

The footprint consolidation pre-tax charge will be approximately $11.7 million, including severance charges of approximately $3.2 million, relocation costs of approximately $3.3 million and asset write-downs of approximately $5.2 million.  The Registrant also expects to record a net gain on property sales of $2.4 million.  One-time tax charges of approximately $9.3 million are also expected to be incurred as part of the building relocations.  Positions being eliminated by this consolidation will total approximately 400.  The net after tax charge for this manufacturing consolidation program is expected to be approximately $17.2 million ($4.4 million non-cash), with costs being incurred through December 2009.  The Registrant expects to spend approximately $4.8 million in capital expenditures to consolidate operations.  The Registrant expects this entire project will be self-funded through net proceeds from the sale of buildings and other assets being disposed of as part of the plan.

Annual cash savings, net of tax, are estimated to be approximately $4.8 million, which is expected to be fully realized in 2010.  The Registrant expects that the footprint consolidation project will be completed by the end of the second quarter of 2010.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2009, the Board of Directors of the Registrant elected Kennett F. Burnes to serve as a member of the Registrant’s Board of Directors until the Registrant’s 2009 Annual Meeting or until his successor has been duly elected and qualified.  Mr. Burnes was also appointed by the Board to serve as a member of each of the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

Mr. Burnes, age 65, is the retired Chairman, President and Chief Executive Officer of Cabot Corporation, a global specialty chemicals company. He was Chairman from 2001 to March 2008, President from 1995 to January 2008 and Chief Executive Officer from 2001 to January 2008. Prior to joining Cabot Corporation in 1987, Mr. Burnes was a partner at the Boston-based law firm of Choate, Hall & Stewart, where he specialized in corporate and business law for nearly 20 years. He is a director of State Street Corporation, a member of the Dana Farber Cancer Institute’s Board of Trustees and a board member of New England Conservatory. Mr. Burnes is also Chairman of the Board of Trustees of the Schepens Eye Research Institute. Mr. Burnes holds both B.A. and LL.B. degrees from Harvard University.

Mr. Burnes will receive a full quarterly installment of the cash retainer for non-employee directors for the first quarter of 2009 in the amount of $7,500 and will receive the standard compensation for all regular board meetings attended in person.  Mr. Burnes will also receive a pro-rated grant of stock under the Registrant’s 2004 Stock Incentive Plan with a fair market value equal to $33,750 based on the last sale price per share of the Registrant’s Class A Common Stock on the New York Stock Exchange on February 13, 2009, the third business day after the date that the Registrant releases its earnings results for the quarter and year ended December 31, 2008.

There are no transactions in which Mr. Burnes has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

(d) Exhibits.   See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2009	WATTS WATER TECHNOLOGIES, INC.
	By:	/s/ Kenneth R. Lepage __________________________________ Kenneth R. Lepage General Counsel

EXHIBIT INDEX

Exhibit No.	Title

99.1	Press release dated February 10, 2009